Exhibit 10.19

NON-DISCLOSURE, INTELLECTUAL PROPERTY PROTECTION
AND NON-SOLICITATION AGREEMENT

This Agreement (“Agreement”) between Suneva Medical, Inc., a Delaware corporation, and its direct and indirect affiliates and subsidiaries (hereinafter collectively referred to as the “Company”) and the undersigned employee (“Employee”) is entered into and shall be effective as of the Employee’s employment date (the “Effective Date”).

WHEREAS, Employee wishes to be employed by the Company; and

WHEREAS, Company wishes to employ Employee subject to all of the terms and conditions hereinafter set forth, and Employee is willing to accept employment by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of Employee’s employment by the Company, and other good and valuable consideration, the sufficiency of which consideration is hereby acknowledged, and intending to be legally bound hereby, the Company and Employee agree as follows:

1.	Definitions of Protectible Information.

a. “Intellectual Property” means all rights, title, and interests of every kind and nature whatsoever, whether now known, or are in the progress work efforts and have been documented in and to any intellectual property, including without limitation any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations, properties, and any documentation or other memorialization containing or relating to the foregoing, in each case discovered, invented, created, written, developed, taped, filmed, furnished, produced, or disclosed by or to Employee in the course of rendering services to the Company shall, as between the parties hereto, to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit A (“Section 2870”), be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and Employee and Employee’s successors and assigns shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. The Company shall have all rights, title and interest in such Intellectual Property, to the maximum extent permitted by Section 2870, whether such Intellectual Property is conceived by Employee alone or with others and whether conceived during regular working hours or other hours during the term of Employee’s employment and/or consultancy with the Company and/or Artes Medical, Inc.

b. “Confidential Information” means any and all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) directly or indirectly related to the Company’s or its subsidiaries’ or affiliates’ (including their predecessors) current research, development or business and (ii) not generally or publicly known. Confidential Information includes, without limitation, any and all oral, written, graphic, electronic, or machine readable information, observations and data obtained by Employee while employed by the Company and its subsidiaries (or any of their predecessors) concerning the business or affairs of the Company or any of its subsidiaries or affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s or its subsidiaries’ or affiliates’ business or industry, the identities of the current, former employees, officers, directors, advisers, attorneys, representatives, stockholders, suppliers and customers of the Company and its subsidiaries, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans and strategies, financial and business plans, financial data, pricing information, employee and consultant lists and telephone numbers, locations of sales representatives and distributors, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment, technology, trade secrets, know-how, research, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, markets and potential markets, regulatory and quality assurance information, medical reports, clinical data and analysis, biological materials that are being processed or used by the company, chemical formulas and agreements with third parties.

2.	Employee and Company Acknowledgements.

a. The Employee acknowledges that: (a) as a part of Employee’s employment, Employee shall be afforded access to Confidential Information and Intellectual Property (as defined herein); (b) public disclosure or utilization of such Confidential Information or Intellectual Property could have an adverse effect on the Company and its business; and (c) the non-disclosure provisions of this Agreement are reasonable and necessary to prevent the improper use or disclosure of Confidential Information or Intellectual Property.

b. The Employee acknowledges that: (a) the Company’s business is national in scope and its products are marketed throughout the United States; (b) the Company provides resources and training to Employee on its products and processes that is available only to employees and cannot be acquired outside of the Company; and (c) the non-solicitation provisions of this Agreement are reasonable and necessary to protect the Company’s goodwill with its customer base, its investment in its employees and its interests in its trade secrets, Intellectual Property and Confidential Information.

c. The Company recognizes the previous experience of Employee. To avoid any confusion, Employee may prior to executing this Agreement attach, as Exhibit B hereto, a list of existing inventions to which Employee claims ownership as of the date of this Agreement and that Employee desires to specifically clarify are not Intellectual Property subject to this Agreement.

3.	Obligations Regarding Intellectual Property.

a. Employee hereby acknowledges and agrees that all copyrightable works included in the definition of Intellectual Property shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that Company is to be the “author” within the meaning of the Act. Employee acknowledges and agrees that all Intellectual Property is the sole and exclusive property of the Company. In the event that title to any or all of the Company’s Intellectual Property does not or may not, by operation of law, vest in Company, Employee hereby assigns to Company, all of Employee’s rights, title and interests in all Intellectual Property and all copies relating to such Intellectual Property, in whatever medium fixed or embodied, and in all writings relating thereto in Employee’s possession or control. Employee hereby expressly waives hereby any rights in any Intellectual Property or any such work made for hire.

b. Employee agrees not to file any patent, copyright or trademark applications relating directly or indirectly and will compete or block any Intellectual Property. Employee agrees to assist Company whether before or after the termination of employment, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, Company’s rights in its Intellectual Property by performing promptly all acts and executing all documents deemed necessary or convenient by Company at reasonable times and places and at the Company’s expense and will be at an hourly rate equal or greater of the Employees base salary at date of termination

c. If Company is unable, after duly reasonable effort, to secure Employee’s signature on any such documents, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney- in-fact, to do all lawfully permitted acts (including but not limited to the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by Employee.

4.	Obligations Regarding Confidential Information.

a. During his employment with the Company and for a period of seven (7) years thereafter, Employee agrees that Employee will not: (a) use or permit the use of any Confidential Information, however acquired, except as necessary within the scope of employment with the Company to perform Employee’s duties; (b) duplicate or replicate or cause or permit others to duplicate or replicate any document or other material in any medium embodying any Confidential Information, except as necessary in connection with Employee’s employment with the Company; or (c) disclose or permit the disclosure of any Confidential Information to any person outside the Company, without the prior written consent of the President of the Company, unless and to the extent that (i) the Confidential Information becomes generally known to and available for use by the public other than as a result of Employee’s acts or omissions or (ii) the Employee is ordered by a court of competent jurisdiction to disclose Confidential Information, provided that Employee must (x) provide prompt written notice to the Company of any relevant process or pleadings that could lead to such an order and (y) cooperate with the Company to contest, object to or limit such a request and, in any case, when revealing, such Confidential Information to such court order.

b. Employee acknowledges that Company owns all rights, title and interest in and to the Confidential Information. Employee acquires hereunder no rights, title or interest in any Confidential Information.

c. Employee agrees that Employee shall not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Company), any Confidential Information or Company property (e.g., computers, cell phones, memoranda, office supplies, software, etc). Upon termination of the Employee’s employment, by either party, or upon the request of the Company during the Employee’s employment, Employee shall return to the Company all of the Confidential Information and Company property in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies of such items. Upon request, Employee will confirm Employee has complied with all of the terms of this provision.

5.	No Outstanding Obligations. Employee herby represents and warrants that: (a) Employee’s performance of the terms of this Agreement and as an employee of Company will not breach any confidentiality or other agreement that Employee entered into with former employers or other entities, and (b) Employee is not bound by any agreement, either oral or written, that conflicts with this Agreement.

6.	Non-Solicitation. Employee agrees that, during his employment with the Company and for a period of one (1) year following the termination of Employee’s employment with the Company (the “Post-Employment Restricted Period”), Employee shall not, directly or indirectly, in any manner (whether on his own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): in any way interfere with the relationship between the Company or any of its subsidiaries and any customer, supplier, licensee or other business relation (or any customer, supplier, licensee or other business relationship) of the Company or any of its subsidiaries (including, by making any negative or disparaging statements or communications regarding the Company, any of its subsidiaries or any of their operations, officers, directors or investors or can be reasonable expected to cause adverse impact to the Company). During the Post-Employment Restricted Period, Employee shall not, directly or indirectly, in any manner (whether for his own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (i) hire or engage, or recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any current consultant to the Company or any of its subsidiaries, (ii) induce or attempt to induce any current or former employee of, or consultant to, the Company or any of its subsidiaries, to leave the employ of the Company or any such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiaries and any their employees or consultants, (iii) employ or retain or enter into any business relationship with any person who is an employee of or consultant to the Company or any of its subsidiaries, or (iv) recommend the hiring of, or provide a reference for any person who was an employee of or consultant to the Company or any of its subsidiaries.

7.	Other Obligations. Employee acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions regarding nondisclosure, confidentiality or ownership which are made known to Employee and to take all action necessary on Employee’s part to discharge such obligations of the Company thereunder.

8.	Non-Disparagement. Employee and Company hereby agrees that neither party will not directly or indirectly disparage the Company or disseminate, or cause or permit others to disseminate negative statements regarding Company or any other employee, officer, director or agent of Company. Notwithstanding the foregoing, Neither party is not hereby barred or restricted from exercising any right of speech or expression protected by applicable federal, state or local law from restriction by Company. Further, in the event that the Company receives any inquiries regarding Employee, the Company agrees to follow its policy of providing only a neutral reference setting forth dates of employment and positions held and to inform the inquiring party that Company policy dictates that only such information be provided.

9.	Employment Relationship. Nothing in this Agreement shall be construed to alter the Employee’s status as an at-will employee.

10.	Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any understanding between the parties with respect thereto. No provision of this Agreement may be changed or modified, nor may this Agreement be discharged in part or in whole, except in writing, executed by the Employee the Company.

11.	Remedies. Employee acknowledges and agrees that Company would be irreparably injured by Employee’s material breach of this Agreement and that monetary remedies would be inadequate to protect against any actual or threatened breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to Company, Employee agrees to the granting of equitable relief, including injunctive relief and specific performance, in favor of Company with reasonable proof of actual damages to remedy or prevent any such breach. Further, Employee understands and agrees that Employee’s material breach of this Agreement provides the Company with the right to recover its costs and fees, including attorneys’ fees, incurred as a result of Employee’s breach of this Agreement.

12.	Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without regard to the choice of law provisions thereof.

13.	Post-Employment Obligations. The obligations contained in Sections 3-4 and 6-8 of this Agreement shall survive and continue in full force and effect regardless of the termination or expiration of the employment, and shall be fully enforceable thereafter (subject to any termination provisions expressly provided for herein).

14.	Assignment. The Company shall have the right to assign its rights and obligations under this Agreement under the course of normal business operations or a business transaction involving a transfer of Company assets or Intellectual property. This Agreement is personal to Employee, and Employee may not assign his/her rights and obligations under this Agreement to any third-party.

15.	Severability. The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of any other provision herein. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken, and all other portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under applicable laws, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by law. If the Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

[Signature Page to Follow]

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has signed this Agreement, as of the Effective Date.

Signature of Employee	Signature of Company Representative

Print Name	Print Name

Date	Date

Exhibit A

Section 2870 of the California Labor Code

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2.	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B

Employee Inventions